As filed with the Securities and Exchange Commission on May 11, 2023

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-6542451
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 PUBLIC SQUARE CLEVELAND, OHIO	44114
(Address of Principal Executive Offices)	(Zip Code)

KEYCORP AMENDED AND RESTATED 2019 EQUITY COMPENSATION PLAN

(Full Title of the Plan)

James L. Waters

General Counsel and Secretary

KeyCorp

127 Public Square

Cleveland, Ohio 44114

(216) 689-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by KeyCorp (the “Registrant”) pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 40,000,000 common shares, par value $1.00 per share (“Common Shares”), that are issuable at any time or from time to time under the Registrant’s Amended and Restated 2019 Equity Compensation Plan (the “Plan”). The amendment and restatement of the Plan increased the number of Common Shares authorized for issuance under the Plan and incorporated certain other amendments to the Plan that are described in the Registrant’s Definitive Proxy Statement for the 2023 Annual Meeting of Shareholders. The amendment and restatement of the Plan was approved by the Registrant’s shareholders at the 2023 Annual Meeting of Shareholders held on May 11, 2023.

Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2019 (File No. 333-231689) are incorporated by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

Registrant’s Annual Report on Form 10-K for the year ended December  31, 2022 (including the information incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 24, 2023);

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(c)

Registrant’s Current Reports on Form 8-K filed on January   19, 2023 (excluding that information designated in such Current Report as furnished and not filed), March 6, 2023 (excluding that information designated in such Current Report as furnished and not filed), March  16, 2023, and April 20, 2023 (excluding that information designated in such Current Report as furnished and not filed); and

(d)

The description of the Registrant’s Common Shares contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Registrant is incorporated under the laws of the state of Ohio.

Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth conditions and limitations governing the indemnification of directors, officers, and certain other persons (“Indemnified Persons”). In general, the Code authorizes Registrant to indemnify Indemnified Persons from liability if the Indemnified Person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of Registrant, and, with respect to any criminal actions, if the Indemnified Person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of Registrant, indemnification is prohibited in certain circumstances, including (i) if the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person’s duties to Registrant, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) of the Code provides that to the extent an Indemnified Person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, that Indemnified Person shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of Registrant or any agreement with directors, officers and certain other persons. Registrant may purchase and maintain insurance or furnish similar protection on behalf of any Indemnified Person against any liability asserted against and incurred by an Indemnified Person in his or her capacity, or arising out of his or her status, as a director, officer or certain other person, whether or not Registrant would have the power to indemnify him or her against such liability under the Code.

Under the terms of Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Article V of the Third Amended and Restated Regulations of Registrant (as amended, the “Regulations”) provides that Registrant shall indemnify to the fullest extent permitted or authorized by Ohio law any person made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of Registrant or of any other bank, corporation, partnership, joint venture, trust, or other enterprise for which he or she was serving as a director, trustee, officer, or employee at the request of Registrant. The indemnification provided by Article V of the Regulations is not exclusive and is in addition to any other rights to which any person seeking indemnification may be entitled.

Registrant is also party to Change of Control Agreements with certain executive officers (the “Executives”) pursuant to which Registrant has agreed, from and after a change of control, to indemnify an Executive to the fullest extent permitted or authorized by Ohio law, if the Executive (whether before or after the change of control) is made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, employee, or agent of Registrant and/or any of its subsidiaries, or is or was serving at the request of Registrant and/or any of its subsidiaries as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, limited liability company, partnership, joint venture, trust or other enterprise. Registrant has agreed to advance expenses incurred by an Executive in defending any such action, suit, or proceeding, subject to the conditions set forth in the agreement. The indemnification provided under the Change of Control Agreements is not exclusive and is in addition to any other rights to which any Executive seeking indemnification under such agreements may be entitled.

Item 8. Exhibits.

An opinion of counsel as to the valid issuance of the securities being registered under this registration statement is not required because the securities will not be original issuance securities. If at any time the Board of Directors of the Registrant determines otherwise, an appropriate opinion of counsel will be filed.

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of Registrant, effective May 23, 2019 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on May 24, 2019).

4.2	Certificate of Amendment to the Third Amended and Restated Articles of Incorporation of the Registrant with respect to Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H, filed August 22, 2022 (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on August 24, 2022).

4.3	Third Amended and Restated Regulations of Registrant, effective May 23, 2019 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019).

4.4	First Amendment to the Third Amended and Restated Regulations, effective May 13, 2021 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K on May 14, 2021).

15	Acknowledgment of Independent Registered Public Accounting Firm.

23	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney.

99.1	KeyCorp Amended and Restated 2019 Equity Compensation Plan (effective May 11, 2023).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on May 11, 2023.

KEYCORP

By:	/s/ Andrea R. McCarthy
Name: Andrea R. McCarthy
Title: Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 11, 2023.

/s/ Christopher M. Gorman* Christopher M. Gorman	Chairman, Chief Executive Officer, and President (Principal Executive Officer) and Director

/s/ Clark H. I. Khayat* Clark H. I. Khayat	Chief Financial Officer (Principal Financial Officer)

/s/ Douglas M. Schosser* Douglas M. Schosser	Chief Accounting Officer (Principal Accounting Officer)

/s/ Alexander M. Cutler* Alexander M. Cutler	Director

/s/ H. James Dallas* H. James Dallas	Director

/s/ Elizabeth R. Gile* Elizabeth R. Gile	Director

/s/ Ruth Ann M. Gillis* Ruth Ann M. Gillis	Director

/s/ Robin N. Hayes* Robin N. Hayes	Director

/s/ Carlton L. Highsmith* Carlton L. Highsmith	Director

/s/ Richard J. Hipple* Richard J. Hipple	Director

/s/ Devina A. Rankin* Devina A. Rankin	Director

/s/ Barbara R. Snyder* Barbara R. Snyder	Director

/s/ Richard J. Tobin* Richard J. Tobin	Director

/s/ Todd J. Vasos* Todd J. Vasos	Director

/s/ David K. Wilson* David K. Wilson	Director

*

This Registration Statement has been signed on behalf of the above officers and directors by Andrea R. McCarthy, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24 to this Registration Statement.

By:	/s/ Andrea R. McCarthy
Name:	Andrea R. McCarthy
Attorney-In-Fact

May 11, 2023